UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 22, 2026

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

      Emerging growth company    ☐

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	PFG	Nasdaq Global Select Market

Item 7.01	Regulation FD Disclosure

This report is filed quarterly to disclose assets under management (“AUM”) by asset manager, prior to the availability of Principal Financial Group, Inc.’s (the “Company”) quarterly earnings release. The amounts presented herein will be consistent with the format of AUM by asset manager and presented again in such format within the Company’s financial supplement for the quarter ended December 31, 2025, when that document is posted to the Company’s investor relations web site on or about February 9, 2026.

As of December 31, 2025, the assets under management for Principal Financial Group were $781.0 billion, of which $593.9 billion is managed by Principal Asset Management - Investment Management and $153.9 billion is managed by Principal Asset Management - International Pension.

This total includes $13.0 billion attributable to operations disposed in the fourth quarter of 2025 in Principal Asset Management – Investment Management.

For the quarter ended December 31, 2025, excluding the aforementioned operations disposed, a combination of foreign currency translation, market performance, and other items not reported as part of the Company’s net cash flow, had an approximate 1.5% positive impact as a percentage of beginning period AUM.

During times of market dislocations and a wider dispersion of returns, it is important to note our exposure to small, mid-cap, and international products in equity AUM, high yield and preferred securities exposure in fixed income AUM, and exchange rate movement in emerging markets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Humphrey Lee
Name:	Humphrey Lee
Title:	Vice President – Investor Relations

Date: January 22, 2026